1(5)

Exhibit 10.2

EMPLOYMENT CONTRACT

Encorium Oy (hereinafter “Company” or “Employer”) and Ms Eeva-Kaarina Koskelo, born 21 of March, 1956 (hereinafter “Employee”) have signed a contract of employment on the following terms and conditions:

1.	Position

The employee will work as the Vice President, Clinical Operations, Europe and Asia, reporting to Chief Operating Officer (COO). The Job Description is attached.

2.	Term of employment

This contract will replace the previous contract, signed 7 th of April, 2008. The contract shall enter into force as from 16 th of August, 2008 and it will be valid until further notice.

3.	Probation period

Employee has two (2) months probation period.

4.	Place of work

The place of work shall be in Espoo but can be renegotiated if necessary.

5.	Salary and emoluments in kind

The Employee’s remuneration shall comprise a salary, mobile phone and company leasing car (taxation value max 500 €/month). The monthly salary in money shall be 8000 € payable subsequently on the 20th day of each month. She is not entitled to compensation for overtime work.

Employee will receive a sign-on bonus of 16.000 €, payable together with first salary payment as one-time payment.

Employee is eligible to participate in company benefit plans or bonus system currently in force.

2(5)

6.	Annual leave

During summer 2009 employee is eligible to four (4) weeks summer holiday and winter 2009/2010 one (1) week paid winter holiday. Otherwise the Employee is entitled to an annual leave in accordance with the Act on Annual Leaves.

7.	Social Security

The Employee’s pension and social security issues will be practiced according to Finnish legislation currently in force.

8.	Reimbursement of travel expenses

Travel expenses incurred by the Employee shall be reimbursed equal to the maximum tax-exempt amounts given in the travel compensation regulations issued annually by the National Board of Taxation and in accordance with the Company’s in-house instructions concerning travel expenses.

9.	Company property

The Employee agrees to take adequate care of the Company property entrusted to him. Should any such property get lost or broken due to the Employee’s negligence, he shall be liable for the loss or damage.

10.	Confidentiality

From the date of signature of this Contract, the Employee agrees to keep in confidence, during or after the term of his employment, any and all information concerning the Company and its affiliates’ business acquired by virtue of his employment, including but not limited to information on the Company’s operating principles, sales and financial status (hereinafter “Confidential Information”). Confidential information can be in any form and is not necessarily documented. Confidential Information covers also all information concerning the Company’s clients, principals or co-operation partners.

Keeping Confidential Information strictly confidential is important for the Employer and its clients.

The Employee agrees to use Confidential Information only for his employment duties as defined in his Job Description, and, not to use Confidential Information any other purposes during and after this Agreement.

Confidential Information does not cover information which is or becomes generally known or which has come or comes to general knowledge other than through Employee’s breach of this article.

3(5)

11.	Restriction of competition

The Employee shall not, for as long as he works for the Company, without Company’s prior written consent:

	·	engage in any business in the European and Asian market which competes with the business of the Company or its subsidiaries or affiliates (a “Competitor”),

	·	have any ownership interest (except for a shareholding in a listed company which does not exceed 3 per cent of all outstanding shares in such listed company) in any firm, corporation, partnership, joint venture, proprietorship or other business that directly or indirectly is a Competitor,

	·	enter into employment with a Competitor, or

	·	advise a Competitor in any other way directly or indirectly or to assist it otherwise through advice or deed (“Competing Activities”).

Furthermore Employer shall not directly or indirectly hire any employees from the Company or solicit them any way to leave their positions during this agreement and for a period of one (1) year thereafter.

Employee agrees that a reasonable compensation for this Article 11 is included in his compensation according to Article 5 and understands that this Article 11 is a reasonable prerequisite from the Company’s side to conclude this Agreement.

If the employee violates the prohibition against competition, he is liable to pay to the employer for each time this has occurred fixed damages at an amount corresponding to [six] times the employee's average monthly income from the employer. The "employee's average monthly income" refers to the average of the monthly amounts which the employee has received as ordinary salary, commission, profit-sharing payments, etc., during the last year of employment. In calculating the average monthly income, regard shall only be given to the time during which the employee has to a normal extent performed work on behalf of the employer.

The company may at any time in its sole discretion grant exemptions regarding the non-competition of the Employee.

4(5)

12.	Termination

This contract can be terminated by written notice within the termination period of three (3) months from both sides.

The Employee is responsible for submitting and maintaining all the necessary personal information to the employer. The Employer’s notice of termination is valid if sent to the current address informed by the Employee.

All materials submitted by the Company to the Employee during his employment term or developed as a result of the Employee’s work shall be the property of the Company. The Employee agrees to return all such materials including copies to the Company promptly upon termination of his employment.

13.	Intellectual Property Rights

The parties have agreed on the intellectual property rights created as a result of employee’s work as follows:

	a)	Copyright shall be exclusive and absolute property of Encorium without any extra compensation.

	b)	All inventions regardless of whether patentable or not and whether or not they can be protected by utility model shall be exclusive and absolute property of Encorium. Employee is obliged to inform Encorium promptly about all inventions created by the employee.

	c)	All other intellectual property rights shall be exclusive and absolute property of Encorium without any extra compensation.

	d)	Encorium may at all times at the sole discretion of Encorium decide to use the intellectual property rights freely or to decide not to use them, modify them and assign and transfer them to a third party. The employee agrees to sign all necessary documents relating to intellectual property rights.

14.	Miscellaneous

Disputes that may arise out of this contract shall be settled if the parties fail to reach an agreement by negotiation, by arbitration pursuant to the provisions of the Finnish Arbitration Act by a single arbitrator to be appointed by the Central Chamber of Commerce in Finland at request.

All modifications and amendments to this Contract shall be valid only if agreed upon in writing and bearing the signature of both parties.

This contract is drawn up in two identical copies held by both parties.

Espoo 9th of June, 2008

5(5)

/s/Marketta Tuomi	/s/ Eeva Kaaringa Koskelo
Marketta Tuomi	Eeva Kaarina Koskelo
Director, Human Resources
Encorium Oy /Ltd

/s/ Kai Lindevall
Kai Lindevall
CEO
Encorium Group Inc.